Exhibit 99.1

Tribune Media Company Closes Major Real Estate Sales

Company Sells Three Marquee Properties for $430 Million;

Total Consideration Could Reach $475 Million

CHICAGO, September 28, 2016 — Tribune Media Company (NYSE: TRCO) today announced that it closed the sale of its Tribune Tower, Los Angeles Times Square (North Block) and Olympic Plant (Los Angeles) properties this week. In total, the company received $430 million in gross cash proceeds and could receive contingent payments of up to an additional $45 million, bringing total consideration to $475 million.

“We have made considerable progress toward achieving our goal of realizing at least $1 billion of gross proceeds from the sale of some of our most significant real estate holdings,” said Peter Liguori, Tribune Media’s President and Chief Executive Officer. “Real estate sales closed from 2014 through today’s announcement have generated $576 million of gross cash proceeds. Importantly, we estimate the value of our remaining real estate portfolio to be at least $500 million, including properties in Chicago, Southern California, Ft. Lauderdale, and Long Island.”

The company expects that the three properties sold this week will generate approximately $330 million of net cash proceeds after paying taxes, transfer and legal fees and broker commissions.

In 2016, the company has now sold nine properties for $519 million of gross cash proceeds or approximately $409 million of net cash proceeds. As a result of these nine sales, for full-year 2016, the company expects a reduction in rental revenues of $11 million and lower operating expenses of $5 million, which would result in a corresponding decrease in Adjusted EBITDA of $7 million.

On an annualized run-rate basis for 2016, the nine real estate sales would have reduced rental revenues by $34 million and lowered operating expenses by $17 million, which would have resulted in a corresponding decrease in Adjusted EBITDA of $17 million.

###

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment cable network WGN America, whose reach is approaching 80 million households, Tribune Studios, and Gracenote, one of the world’s leading sources of TV and music metadata powering electronic program guides in televisions, automobiles and mobile devices. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds other strategic investments in media. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:
James Arestia	Gary Weitman
Director/Investor Relations	SVP/Corporate Relations
(646) 563-8296	(312) 222-3394
jarestia@tribunemedia.com	gweitman@tribunemedia.com

Forward-Looking Statements

This press release includes “forward-looking statements,” including with respect to the value of our real estate assets and the impact our real estate sales will have on future financial performance, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Non-GAAP Measures

This press release includes a discussion of changes to Adjusted EBITDA. Adjusted EBITDA is a financial measure that is not recognized under accounting principles generally accepted in the U.S. (“GAAP”) and should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as a measure of operating performance. For a definition of Adjusted EBITDA, its limitations as a measure of financial performance and a discussion of the reasons why management believes it provides useful information to investors, see our earnings release for the quarter ended June 30, 2016, filed on Form 8-K with the SEC on August 9, 2016.

# # #

2